Exhibit 5.1
Troutman Sanders LLP
ATTORNEYS AT LAW
THE CHRYSLER BUILDING
405 LEXINGTON AVENUE
NEW YORK, NEW YORK 10174
www.troutmansanders.com
TELEPHONE: 212-704-6000
FACSIMILE: 212-704-6288
July 5, 2007
Biodel Inc.
6 Christopher Columbus Avenue
Danbury, CT 06810
Dear Sir or Madam:
          We have acted as counsel to Biodel Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 1,300,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), that may be issued under the Company’s 2005 Employee Stock Purchase Plan (the “Stock Purchase Plan”), 4,700,000 shares of Common Stock that may be issued under the Company’s 2004 Stock Incentive Plan (the “Stock Incentive Plan”), 500,000 shares of Common Stock that may be issued under the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Director Plan,” and, together with the Stock Purchase Plan and the Stock Incentive Plan, the “Plans”), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the respective Plans.
          In rendering the opinions expressed below, we have examined the Second Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, minutes of the corporate proceedings of the Company relating to the Plans, and the Plans. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.
          Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.
          Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State
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Troutman Sanders LLP
attorneys at law
July 5, 2007

of New York, the General Corporation Law of the State of Delaware and the United States of America.
          Based upon and subject to the foregoing, we are of the opinion that the shares of the Company’s Common Stock to be issued under the Plans will be, when issued pursuant to the provisions of the respective Plans, legally issued, fully paid and non-assessable.
          We hereby consent to the filing of a copy of this opinion as an exhibit to the Company’s Registration Statement with respect to the Plans. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.
          Please be advised that William D. Freedman, a partner of this firm, owns 22,569 shares of Common Stock and Michael J. Shef, a partner of this firm, owns 1,000 shares of Common Stock.

Very truly yours,
/s/ Troutman Sanders LLP
TROUTMAN SANDERS LLP